Exhibit 10.25

APPTIO, INC. EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

AND SUMMARY PLAN DESCRIPTION

1. Introduction. The Company recognizes that the potential of a Change in Control can be a distraction to employees and can cause employees to consider alternative employment opportunities. The purpose of this Apptio, Inc. Executive Change in Control Severance Plan (the “Plan”) is to provide assurances of specified benefits to eligible employees of the Company whose employment is subject to being involuntarily terminated other than for death, Disability, or Cause or voluntarily terminated for Good Reason in connection with a Change in Control as described in the Plan. The Plan is intended to: (a) assure that the Company will have continued dedication and objectivity of its employees, notwithstanding the possibility, threat or occurrence of a Change in Control and (b) provide the Company’s employees with an incentive to continue their employment and to motivate its employees to maximize the value of the Company prior to and following a Change in Control for the benefit of the Company’s stockholders. This Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA. This Plan is governed by ERISA and, to the extent applicable, the laws of the State of Washington. This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.

2. Important Terms. The following words and phrases, when the initial letter of the word(s) comprising the term is capitalized, will have the meanings set forth in this Section 2, unless a different meaning plainly is required by the context:

2.1. “Administrator” means the Company, acting through the Compensation Committee or another duly constituted committee of members of the Board, or any person to whom the Administrator has delegated any authority or responsibility with respect to the Plan pursuant to Section 11, but only to the extent of such delegation.

2.2. “Base Salary” means the greater of (a) the Covered Employee’s annualized base salary in effect immediately prior to the termination of employment, or (b) the Covered Employee’s annualized base salary in effect immediately prior to the Change in Control; provided, in each case, that if the termination is due to Good Reason based on a material reduction in base salary under Section 2.14(b), then the Covered Employee’s annualized base salary in effect immediately prior to such reduction.

2.3. “Board” means the Board of Directors of the Company.

2.4. “Cause” means, with respect to a Covered Employee, the occurrence of any of the following: (a) the Covered Employee’s unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (b) a material breach by the Covered Employee of any written agreement between the Covered Employee and the Company and, after written notification of such breach from the Board, the Covered Employee’s failure to cure such breach (if possible) within thirty (30) days of receipt of such notification; (c) the Covered Employee’s conviction of, or plea of guilty or no contest to, a felony under the laws of the U.S. or any state thereof that has caused or is reasonably expected to result in material injury to the Company; (d) the Covered Employee’s commission of any act of fraud, embezzlement, dishonesty or gross misconduct that has caused or is reasonably expected result in material injury to the Company; (e) a continuing failure by the Covered Employee to perform lawful duties assigned by the Board to the Covered Employee after receiving notification of such failure from the Board and the Covered Employee’s failure to cure such breach within thirty (30) days of receipt of such notification; or (f) a failure by the Covered Employee to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Covered Employee’s cooperation, after written notification of such failure and the Covered Employee’s failure to cure within thirty (30) days of receipt of such notification.

2.5. “Change in Control” means the occurrence of any of the following events:

(a) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, (A) the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control, and (B) if the stockholders of the Company immediately before the change in ownership continue to retain, immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, the direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the shares of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control; or

(b) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(c) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A. Further and for the avoidance of doubt, a transaction will not constitute a Change in

Control if: (i) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.6. “Change in Control Period” means the time period beginning on the date of the Change in Control and ending on the date twelve (12) months after the Change in Control.

2.7. “Code” means the Internal Revenue Code of 1986, as amended.

2.8. “Company” means Apptio, Inc., a Delaware corporation, and any successor as described in Section 20.

2.9. “Compensation Committee” means the Compensation Committee of the Board.

2.10. “Covered Employee” means an employee of the Company or of any parent or subsidiary of the Company who (a) has been designated by the Administrator to participate in the Plan, and (b) has timely and properly executed and delivered a Participation Agreement to the Company.

2.11. “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code unless the Company maintains a long-term disability plan at the time of the Covered Employee’s termination, in which case the determination of disability under such plan also will be considered “Disability” for purposes of this Plan.

2.12. “Effective Date” means the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, with respect to any class of the Company’s securities.

2.13. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.14. “Good Reason” means, the Covered Employee’s resignation within ninety (90) days following the Company’s cure period (discussed below) in connection with any of the following events, if not undertaken for Cause, and without the Covered Employee’s express written consent: (a) an assignment by the Company or its successor to the Covered Employee of any duties or a reduction in the Covered Employee’s duties, either of which results in a material adverse change in the Covered Employee’s position or responsibilities as in effect immediately prior to a Change in Control; provided, however, that a “material adverse change” shall not be deemed to occur if the Covered Employee has substantially the same responsibilities and duties with respect to the Company or its successor (or a product, technology or business division or similar group thereof) as in effect immediately prior to a Change in Control or if the Covered Employee is otherwise performing such responsibilities as the senior person responsible therefor in the Company or its successor (or a product, technology or business division or similar group thereof); (b) a material reduction in the base salary or bonus opportunity of the Covered Employee as in effect immediately prior to such reduction; or (c) a material change in the geographic location at which the Covered Employee must perform his or her services, provided that in no instance will the relocation of the Covered Employee to a facility or a location twenty-five (25) miles or less from the Covered Employee’s then-current office location immediately prior to a Change in Control be deemed material for purposes of this Plan; and (d) the failure of the Company to obtain assumption of this Plan by any successor to the Company, which would constitute a material breach of this Plan. In order for an event to qualify as Good Reason, the Covered Employee must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of written notice, and such grounds must not have been cured during such time.

2.15. “Involuntary Termination” means a termination of employment of a Covered Employee under the circumstances described in Section 4.

2.16. “Participation Agreement” means the individual agreement (a form of which is shown in Appendix A) provided by the Administrator to an employee of the Company designating such employee as eligible to participate as a Covered Employee under the Plan.

2.17. “Plan” means the Apptio, Inc. Executive Change in Control Severance Plan, as set forth in this document, and as hereafter amended from time to time.

2.18. “Section 409A” means Section 409A of the Code and the regulations and guidance thereunder, as may be amended or modified from time to time.

2.19. “Section 409A Limit” means two (2) times the lesser of: (i) the Covered Employee’s annualized compensation based upon the annual rate of pay paid to the Covered Employee during the Covered Employee’s taxable year preceding the Covered Employee’s taxable year of the Covered Employee’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Covered Employee’s employment is terminated, or such other limit as specified under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) as may be amended from time to time.

2.20. “Severance Benefits” means the compensation and other benefits that the Covered Employee will be provided in the circumstances described in Section 4.

2.21. “Target Bonus” means the greater of the Covered Employee’s annualized target bonus amount under the applicable Company bonus plan, as in effect for the Company’s (or its successor’s) fiscal year in which the Covered Employee’s Involuntary Termination occurs, or if greater, such target bonus amount as in effect for the Company’s (or successor’s) fiscal year in which the Change in Control occurs; provided, in each case, that if the termination is due to Good Reason based on a material reduction in target bonus under Section 2.14(b), then such target bonus amount as in effect immediately prior to such reduction.

3. Eligibility for Severance Benefits. An individual is eligible for Severance Benefits under the Plan, as described in Section 4, only if he or she is a Covered Employee on the date he or she experiences an Involuntary Termination.

4. Involuntary Termination. If, during the Change in Control Period, (a) a Covered Employee terminates his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason, or (b) the Company (or any parent or subsidiary of the Company) terminates the Covered Employee’s employment for a reason other than Cause and other than the Covered Employee’s death or Disability, then, subject to the Covered Employee’s compliance with Section 6, the Covered Employee will receive the following Severance Benefits from the Company:

4.1. Cash Severance Benefits. A lump sum cash severance payment in the amount as specified in the Covered Employee’s Participation Agreement;

4.2. Continued Medical Benefits. If the Covered Employee and any spouse and/or dependents of the Covered Employee (“Family Members”) have coverage on the date of the Covered Employee’s Involuntary Termination under a group health plan sponsored by the Company, the Company will reimburse the Covered Employee the total applicable premium cost for continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”) during the period of time following the Covered Employee’s employment termination, as set forth in the Covered Employee’s Participation Agreement, provided that the Covered Employee validly elects and is eligible to continue coverage under COBRA for the Covered Employee and his Family Members. Notwithstanding the foregoing under this Section 4.2, if the Company determines in its sole discretion that it cannot provide the COBRA reimbursement benefits without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act and ERISA), then in lieu thereof, the Company will provide to the Covered Employee a taxable lump sum payment in an amount equal to the monthly COBRA premium that the Covered Employee would be required to pay to continue the group health coverage in effect on the date of the Covered Employee’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage) for the period of time set forth in the Covered Employee’s Participation Agreement following the termination, which payment will be made regardless of whether the Covered Employee (and/or any Family Members) elects COBRA continuation coverage. For the avoidance of doubt, any taxable payments in lieu of the reimbursements described in this Section 4.2 may be used for any purpose, including, but not limited to, COBRA continuation coverage, and will be subject to all applicable tax withholdings.

5. Limitation on Payments. In the event that the payments and benefits provided for in the Plan or other payments and benefits payable or provided to the Covered Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then the Covered Employee’s payments and benefits under the Plan or other payments or benefits (the “280G Amounts”) will be either:

(a) delivered in full; or

(b) delivered as to such lesser extent that would result in no portion of the 280G Amounts being subject to the excise tax under Section 4999 of the Code;

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Covered Employee on an after-tax basis, of the greatest amount of 280G Amounts, notwithstanding that all or some portion of the 280G Amounts may be taxable under Section 4999 of the Code.

5.1. Reduction Order. In the event that a reduction of 280G Amounts is made in accordance with Section 5, the reduction will occur, with respect to the 280G Amounts considered parachute payments within the meaning of Section 280G of the Code, in the following order:

(a) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced);

(b) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Code Section 280G in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first);

(c) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and

(d) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced).

In no event will the Covered Employee have any discretion with respect to the ordering of payment reductions.

5.2. Nationally Recognized Firm Requirement. Unless the Company and the Covered Employee otherwise agree in writing, any determination required under this Section 5 will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Administrator, whose determination will be conclusive and binding upon the Covered Employee and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Covered Employee will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 5. The Company will bear the costs and make all payments for the Firm’s services in connection with any calculations contemplated by this Section 5.

6. Conditions to Receipt of Severance.

6.1. Release Agreement. As a condition to receiving the Severance Benefits under this Plan, each Covered Employee will be required to sign and not revoke a separation and release of claims agreement in substantially the form attached hereto as Exhibit A (the “Release”). In all cases, the Release must become effective and irrevocable no later than the sixtieth (60th) day following the Covered Employee’s Involuntary Termination (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, the Covered Employee will forfeit any right to the Severance Benefits. In no event will the Severance Benefits be paid or provided until the Release becomes effective and irrevocable.

6.2. Other Requirements. A Covered Employee’s receipt of Severance Benefits will be subject to the Covered Employee continuing to comply with the provisions of the Covered Employee’s Release. Severance Benefits under this Plan will terminate immediately for a Covered Employee if the Covered Employee, at any time, violates his or her Release.

7. Timing of Severance Benefits. Provided that the Release becomes effective and irrevocable by the Release Deadline Date and subject to Section 9, the severance payments and benefits under this Plan will be paid, or in the case of installments, will commence, within ten (10) days following the date that the Release becomes effective and irrevocable (such payment date, the “Severance Start Date”), and any severance payments or benefits otherwise payable to the Covered Employee during the period immediately following the Covered Employee’s termination of employment with the Company through the Severance Start Date will be paid in a lump sum to the Covered Employee on the Severance Start Date, with any remaining payments to be made as provided in this Plan.

8. Non-Duplication of Benefits. Notwithstanding any other provision in the Plan to the contrary, if the Covered Employee is entitled to any cash severance and/or continued health benefits outside of the Plan by operation of applicable law or under another Company-sponsored plan, policy, contract, or arrangement, his or her Severance Benefits under the Plan correspondingly will be reduced by the cash severance and/or continued health benefits that the Covered Employee receives by operation of applicable law or under any Company-sponsored plan, policy, contract, or arrangement, all as determined by the Administrator in its discretion.

9. Section 409A.

9.1. Notwithstanding anything to the contrary in this Plan, no severance payments or benefits to be paid or provided to a Covered Employee, if any, under this Plan that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or provided until the Covered Employee has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to a Covered Employee, if any, under this Plan that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until the Covered Employee has a “separation from service” within the meaning of Section 409A.

9.2. It is intended that none of the severance payments or benefits under this Plan will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 9.4 below or resulting from an involuntary separation from service as described in Section 9.5 below. In no event will a Covered Employee have discretion to determine the taxable year of payment of any Deferred Payment. Any severance payments or benefits under this Plan that would be considered Deferred Payments will be paid on the sixtieth (60th) day following the Covered Employee’s separation from service, or if later, such time as required by Section 9.3. Further, except as required by Section 9.3, any severance payments or benefits that, but for the immediately preceding sentence, would have been made to the Covered Employee during the sixty (60) day period immediately following the Covered Employee’s separation from service will be paid to the Covered Employee on the sixtieth (60th) day following the Covered Employee’s separation from service and any remaining payments will be made as provided in this Plan.

9.3. Notwithstanding anything to the contrary in this Plan, if a Covered Employee is a “specified employee” within the meaning of Section 409A at the time of the Covered Employee’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following the Covered Employee’s separation from service, will become payable on the date six (6) months and one (1) day following the date of the Covered Employee’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of the Covered Employee’s death following the Covered Employee’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Covered Employee’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Plan is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

9.4. Any amount paid under this Plan that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of Section 9.1 above.

9.5. Any amount paid under this Plan that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of Section 9.1 above.

9.6. The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the payments and benefits to be provided under the Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms herein will be interpreted to so comply or be exempt. For purposes of this Plan, to the extent required to be exempt from or comply with Section 409A, references to termination of a Covered Employee’s employment or similar phrases will be references to the Covered Employee’s “separation from service” within the meaning of Section 409A. Notwithstanding anything to the contrary in the Plan, including but not limited to Section 14, the Company reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of the Covered Employees, to comply with Section 409A or to avoid income recognition under Section 409A prior to the actual payment of benefits under the Plan or imposition of any additional tax. In no event will the Company reimburse a Covered Employee for any taxes imposed or any other costs incurred as result of Section 409A.

10. Withholdings. The Company will withhold from any payments or benefits under the Plan any applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other required payroll deductions.

11. Administration. The Company is the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA). The Plan will be administered and interpreted by the Administrator (in its sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. In accordance with Section 2.1, the Administrator (a) may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan, and (b) has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to the Plan; provided, however, that any Plan amendment or termination or any other action that reasonably could be expected to increase materially the cost of the Plan must be approved by the Board.

12. Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Sections 2.1 and 11, each such officer will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act upon or make determinations regarding any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The Administrator will act upon and make determinations regarding any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.

13. Term. The Plan will become effective upon the Effective Date and will terminate automatically upon the completion of all payments (if any) under the terms of the Plan.

14. Amendment or Termination. The Company, by action of the Administrator, reserves the right to amend or terminate the Plan at any time, without advance notice to any Covered Employee and without regard to the effect of the amendment or termination on any Covered Employee or on any other individual. Any amendment or termination of the Plan will be in writing. Notwithstanding the foregoing, any amendment to the Plan that (a) causes an individual or group of individuals to cease to be a Covered Employee or (b) reduces or alters to the detriment of the Covered Employee the Severance Benefits potentially payable to that Covered Employee (including, without limitation, imposing additional conditions or modifying the timing of payment), will not be effective unless it both is approved by the Administrator and communicated to the affected individual(s) in writing at least six (6) months prior to the effective date of the amendment or termination and once a Covered Employee has incurred an Involuntary Termination, no amendment or termination of the Plan may, without that Covered Employee’s written consent, reduce or alter to the detriment of the Covered Employee, the Severance Benefits payable to that Covered Employee. In addition, notwithstanding the preceding, upon or after a Change in Control, the Company may not, without a Covered Employee’s written consent, amend or terminate the Plan in any way, nor take any other action, that (i) prevents that Covered Employee from becoming eligible for the Severance Benefits under the Plan, or (ii) reduces or alters to the detriment of the Covered Employee the Severance Benefits payable, or potentially payable, to a Covered Employee under the Plan (including, without limitation, imposing additional conditions). Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity.

15. Claims and Appeals.

15.1. Claims Procedure. Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Administrator within ninety (90) days of the earlier of (i) the date the claimant learned the amount of his or her benefits under the Plan or (ii) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within ninety (90) days after the claim is received. If special circumstances require an extension of time (up to ninety (90) days), written notice of the extension will be given within the initial ninety (90) day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.

15.2. Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within sixty (60) days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of its decision on review within sixty (60) days after it receives a review request. If additional time (up to sixty (60) days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

16. Attorneys’ Fees. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Plan. Provided, however, in the event that a Covered Employee is required to incur attorneys’ fees in order to obtain any payments or benefits under this Plan, and provided that the Covered Employee prevails on at least one material issue related to his or her claim(s) under the Plan, then the Company will reimburse the attorneys’ fees incurred by the Covered Employee.

17. Source of Payments. All Severance Benefits will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

18. Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

19. No Enlargement of Employment Rights. Neither the establishment or maintenance or amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to continue to be an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause. However, as described in the Plan, a Covered Employee may be entitled to benefits under the Plan depending upon the circumstances of his or her termination of employment.

20. Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.

21. Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the State of Washington (but not its conflict of laws provisions).

22. Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

23. Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

24. Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

25. Additional Information.

Plan Name:	Apptio, Inc. Executive Change in Control Severance Plan

Plan Sponsor:	Apptio, Inc.
c/o General Counsel
1100 NE 8th Street, Suite 600
Bellevue, WA 98004

Identification Numbers:	EIN: [NUMBER]
PLAN: [NUMBER]

Plan Year:	Company’s fiscal year

Plan Administrator:	Apptio, Inc.
Attention: General Counsel
1100 NE 8th Street, Suite 600
Bellevue, WA 98004

866-470-0320

Agent for Service of Legal Process:	Apptio, Inc.
Attention: General Counsel
1100 NE 8th Street, Suite 600
Bellevue, WA 98004

866-470-0320

Service of process also may be made upon the Administrator.

Type of Plan:	Severance Plan/Employee Welfare Benefit Plan

Plan Costs:	The cost of the Plan is paid by the Company.

26. Statement of ERISA Rights.

As a Covered Employee under the Plan, you have certain rights and protections under ERISA:

(a) You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review in the Company’s Human Resources Department.

(b) You may obtain copies of all Plan documents and other Plan information upon written request to the Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Covered Employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Covered Employees. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial of your claim reviewed. (The claim review procedure is explained in Section 15 above.)

Under ERISA, there are steps you can take to enforce the above rights. For example, if you request materials and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent due to reasons beyond the control of the Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.

If you have any questions regarding the Plan, please contact the Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

o 0 o

Appendix A

APPTIO, INC. EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

FORM OF PARTICIPATION AGREEMENT

Apptio, Inc. (the “Company”) is pleased to inform you,                                         , that you have been selected to participate in the Company’s Executive Change in Control Severance Plan (the “Plan”). A copy of the Plan was delivered to you with this Participation Agreement. Any capitalized term in this Participation Agreement not defined herein will have the meaning ascribed to such term in the Plan. Your participation in the Plan is subject to all of the terms and conditions of the Plan.

In order to actually become a participant in the Plan (a “Covered Employee” as described in the Plan), you must complete and sign this Participation Agreement and return it to [NAME] no later than [DATE].

The Plan describes in detail certain circumstances under which you may become eligible for Severance Benefits. As described more fully in the Plan, you may become eligible for certain Severance Benefits under Section 4 of the Plan if, during the Change in Control Period, you voluntarily terminate your employment with the Company (or any parent or subsidiary of the Company) for Good Reason or the Company (or any parent or subsidiary of the Company) terminates your employment for a reason other than Cause and other than as a result of your Disability or death.

If you become eligible for Severance Benefits as described in the Plan, then subject to the terms and conditions of the Plan, you will receive:

1.	Cash Severance. In the event of your Involuntary Termination that occurs under the circumstances described in Section 4 of the Plan, a lump sum cash severance payment described Section 4.1 of the Plan, in an aggregate amount equal to the sum of (a) the product of: (i) [CEO: one hundred fifty percent (150%) / Others: one hundred percent (100%)], multiplied by (ii) the sum of (x) your Base Salary, plus (y) your Target Bonus; and (b) any earned but unpaid bonus for a previously competed year or fiscal period.

2.	Health Coverage. In the event of your Involuntary Termination that occurs under the circumstances described in Section 4 of the Plan, reimbursement of your continued health coverage under COBRA (or taxable lump sum payment in lieu of reimbursement, as applicable) as described in Section 4.2 of the Plan will be provided with respect to a period of [CEO: eighteen (18) / Others: twelve (12)] months following your Involuntary Termination;

In order to receive any Severance Benefits for which you otherwise become eligible under the Plan, you must sign and deliver to the Company the Release, which must have become effective and irrevocable within the requisite period set forth in the Release and subject to the Release timing requirements specified in the Plan. Also, as explained in the Plan, your Severance Benefits (if any) will be reduced if necessary to avoid your Severance Benefits from becoming subject to “golden parachute” excise taxes under the Internal Revenue Code. Any Severance Benefits payable to you will be paid in the manner and at the time or times specified in the Plan.

By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that: (1) you have received a copy of the Executive Change in Control Severance Plan and Summary Plan Description; (2) you have carefully read this Participation Agreement and the Executive Change in Control Severance Plan and Summary Plan Description; and (3) the decisions and determinations by the Administrator under the Plan will be final and binding on you and your successors.

APPTIO, INC.	[COVERED EMPLOYEE NAME]

Signature	Signature

Name	Date

Title

Attachment: Apptio,	Inc. Executive Change in Control Severance Plan

EXHIBIT A

Form of Separation Agreement and Release

APPTIO, INC. EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between                                          (“Employee”) and Apptio, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

Whereas, in connection with Employee’s termination of employment effective as of             , 20    , Employee is eligible to receive the severance benefits provided in the Apptio, Inc. Executive Change in Control Severance Plan effective as of [DATE] (the “Plan”) and Employee’s Participation Agreement under the Plan dated [DATE] (the “Participation Agreement”), subject to the terms and conditions set forth therein including (but not limited to) entering into a release of claims agreement in favor of the Company under Section 6 of the Plan.

Whereas, Employee signed (a) a [insert title of confidentiality agreement] with the Company on [DATE] (the “Confidentiality Agreement”) and (b) an Indemnification Agreement with the Company on [DATE] (the “Indemnification Agreement”).

Whereas, in consideration for such severance benefits provided under the Plan and Participation Agreement and pursuant to Section 6 of the Plan, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment relationship with or separation from the Company, except as provided herein.

Now, therefore, Employee covenants and agrees as follows:

1. Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the severance benefits set forth in the Plan and Participation Agreement and any compensation-related items included within the Excluded Matters (as defined below), the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, any other equity awards, vesting, and any and all other benefits and compensation due to Employee.

2. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, parents and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on his/her own behalf and on behalf of his/her respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date (as defined below) of this Agreement (but in all cases excluding the Excluded Matters), including, without limitation:

a. any and all claims relating to or arising from Employee’s relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Uniformed Services Employment and Reemployment Rights Act; Washington State Law Against Discrimination, as amended (Wash. Rev. Code §§ 49.60.010 et seq.); Washington Equal Pay Law, as amended (Wash. Rev. Code § 49.12.175); Washington sex discrimination law (Wash. Rev. Code § 49.12.200); Washington age discrimination law (Wash. Rev. Code § 49.44.090); Washington whistleblower protection law (Wash. Rev. Code §§ 49.60.210, 49.12.005, and 49.12.130); Washington genetic testing protection law (Wash. Rev. Code § 49.44.180); Washington Family Care Act (Wash. Rev. Code § 49.12.270); Washington Minimum Wage Act (Wash. Rev. Code §§ 49.46.005 to 49.46.920); Washington wage, hour, and working conditions law (Wash. Rev. Code §§ 49.12.005 to 49.12.020, 49.12.041 to 49.12.050, 49.12.091, 49.12.101, 49.12.105, 49.12.110, 49.12.121, 49.12.130 to 49.12.150, 49.12.170, 49.12.175, 49.12.185, 49.12.187, 49.12.450); Washington wage payment law (Wash. Rev. Code §§ 49.48.010 to 49.48.190);

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

The “Excluded Matters” mean: (a) any claim related to indemnification for acts performed while an officer or director of the Company as permitted under Delaware corporate law and the bylaws of the Company, (b) any claim that may be raised in Employee’s capacity as a stockholder of the Company, (c) any claim or other rights under the Indemnification Agreement, subject to the compliance with all terms and conditions thereof, (d) any claim in respect of any obligation under this Agreement, the Plan and/or the Participation Agreement, and (e) Employee’s rights, if any, to vested benefits under the Company’s benefit plans pursuant to the terms and conditions of those plans, including the right to receive any equity awards that provide for a deferral of compensation and the right to exercise Employee’s vested stock options and similar awards, if any, pursuant to the terms and conditions of the applicable award agreement and equity plan governing such award.

Employee agrees that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released other than the Excluded Matters. This release does not release claims that cannot be released as a matter of law, including, but not limited to, any right Employee may have to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company). This release does not extend to any right Employee may have to unemployment compensation benefits or workers’ compensation benefits. Employee represents that he/she has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

3. Acknowledgment of Waiver of Claims under ADEA. [This Section 3 provision to be included if Employee is at least 40 years of age:] Employee acknowledges that he/she is waiving and releasing any rights he/she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he/she has been advised by this writing that: (a) he/she should consult with an attorney prior to executing this Agreement; (b) he/she has twenty-one (21) days within which to consider this Agreement; (c) he/she has seven (7) days following his/her execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the

ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that he/she has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date.

4. Unknown Claims. Employee acknowledges that he/she has been advised to consult with legal counsel and that he/she is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in his/her favor at the time of executing the release, which, if known by him/her, must have materially affected his/her settlement with the releasee. Employee, being aware of said principle, agrees to expressly waive any rights he/she may have to that effect, as well as under any other statute or common law principles of similar effect.

5. No Pending or Future Lawsuits. Employee represents that he/she has no lawsuits, claims, or actions pending in his/her name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that he/she does not intend to bring any claims on his/her own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

6. Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and nonsolicitation of Company employees. Employee’s signature below constitutes his/her certification under penalty of perjury that he/she has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with his/her employment relationship with the Company, or otherwise belonging to the Company.

7. No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

8. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

9. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on his/her behalf under the terms of this Agreement. Employee agrees and understands that he/she is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon.

10. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he/she has the capacity to act on his/her own behalf and on behalf of all who might claim through him/her to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

11. No Representations. Employee represents that he/she has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

12. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

13. Attorneys’ Fees. [Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA,]1 in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

14. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment relationship with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Confidentiality Agreement.

15. No Oral Modification. This Agreement may be amended only in a writing signed by Employee and a duly authorized officer of the Company.

16. Governing Law. This Agreement shall be governed by the laws of the State of Washington, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of Washington.

17. Effective Date. [Employee understands that this Agreement shall be null and void if not executed by him/her within twenty one (21) days. Each Party has seven (7) days after that Party

1	[To be included if Employee is age 40 or above.]

signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).]/OR/[If Employee is under age 40, the following provision will apply: Employee understands that this Agreement shall be null and void if not executed by him/her within seven (7) days. This Agreement will become effective on the date it has been signed by both Parties (the “Effective Date”).]

18. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

19. Voluntary Execution of Agreement. Employee understands and agrees that he/she executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his/her claims against the Company and any of the other Releasees. Employee acknowledges that:

(a)	he/she has read this Agreement;

(b)	he/she has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his/her own choice or has elected not to retain legal counsel;

(c)	he/she understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	he/she is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

[NAME], an individual

Dated: , 20
[Name]

APPTIO, INC.

Dated: , 20	By
[Name, Title]